                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            Whole Foods Market, Inc
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                         ___Enter Company Name Here___
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     [_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                   [LOGO OF WHOLE FOODS MARKET APPEARS HERE]


                                                               February 22, 2000

Dear Fellow Shareholders:

     You are cordially invited to attend the Whole Foods Market, Inc. Annual Meeting of Shareholders on Monday, March 27, 2000 at 10 a.m. (Central Time). The meeting will be held at the Regal Knickerbocker Hotel, 163 East Walton Place, Chicago, Illinois.

     The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

                          YOUR VOTE IS VERY IMPORTANT!

    Whether or not you plan to attend the meeting, it is important that your shares be represented. Please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in "street name" by a stockbroker may vote electronically via the Internet or by telephone. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

     We look forward to your participation in this year's Annual Meeting process and, as always, appreciate your support.

                                    Sincerely,

                                    /s/ John Mackey

                                    John Mackey
                                    Chairman of the Board &
                                    Chief Executive Officer

                         [LOGO OF WHOLE FOODS MARKET]
             [LETTERHEAD OF WHOLE FOODS MARKET, INC. APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

     The Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company" or "Whole Foods Market") will be held at the Regal Knickerbocker Hotel, 163 East Walton Place, Chicago, Illinois on Monday, March 27, 2000 at 10 a.m. local time. At the meeting, shareholders will be asked to vote on the following proposals:

 .    To elect to the Board of Directors of Whole Foods Market three directors to serve a three-year term expiring at the annual meeting of shareholders in 2003.

 .    To approve an amendment to the Company's 1992 Incentive Stock Option Plan for Team Members (the "Plan" or "Team Member Plan") to increase the number of shares of the Company's common stock reserved for issuance under this plan from 5.3 million to 6.1 million shares and to delete Section 19 of the Plan, which provided a plan termination date of December 31, 2001.

 .    To transact such other business, including consideration of shareowner proposals, as may properly come before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on January 27, 2000 are entitled to notice of, and to vote at, the meeting.

                              By Order of the Board of Directors

                              /s/ Glenda Flanagan

                              Glenda Flanagan
                              Secretary
February 22, 2000
Austin, Texas

                   [LETTERHEAD OF WHOLD FOODS MARKET, INC.]

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                            Monday, March 27, 2000
                                    10 a.m.

                           Regal Knickerbocker Hotel
                             163 East Walton Place
                              Chicago, Illinois


     The accompanying proxy is being solicited on behalf of the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders, the time and place of which are noted above. At the meeting, shareholders will be asked to vote on the proposals listed in the accompanying Notice of Annual Meeting of Shareholders and described in more detail below. Shareholders will also consider any other proposals or business that may properly come before the meeting, although the Board of Directors knows of no other proposals or business to be presented.

     By executing and returning the proxy (either by returning the paper proxy card or, if a beneficial holder of shares in street name, by submitting your proxy electronically via the Internet or by telephone), you authorize John Mackey and Glenda Flanagan to represent you and vote your shares at the meeting in accordance with your instructions. Those persons may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     If you attend the meeting, you may vote in person, regardless of whether you have executed and returned the proxy. In addition, you may revoke your proxy at any time before its exercise at the meeting by delivering a written notice of revocation to the Company's Secretary or by executing and delivering a later-dated proxy.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY EITHER IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE, OR, IF A BENEFICIAL HOLDER OF SHARES IN STREET NAME, BY SUBMITTING YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.

                               QUORUM AND VOTING

Record Date. The record date for the meeting is January 27, 2000. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

Voting Stock. The only class of stock entitled to be voted at the meeting is the Company's Common Stock, par value $.01 per share. At the close of business on the record date, there were 27,019,812 shares of Common Stock outstanding and entitled to be voted at the meeting, and the holders of those shares will be entitled to one vote per share.

Quorum. In order for any business to be conducted, holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by proxy.

Adjourned Meeting. If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Tabulation of Votes. The Company's transfer agent will be responsible for tabulating and certifying the votes.

Voting by Street Name Holders. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

Required Vote. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

A plurality of the votes duly cast is required for the election of a Director (i.e., the nominee receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of a Director.

The affirmative vote of the holders of a majority of the outstanding common stock represented at the meeting is required to approve the proposal to increase the number of shares of common stock authorized under the Company's stock option plan and to delete the termination date of the plan. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote is required to approve the shareowner proposal. An abstention is counted as a vote against the stock option proposal and the shareowner proposal. A broker "non-vote" is counted as a vote against the stock option proposal and is not counted for purposes of approving the shareowner proposal.

Default Voting. If you properly execute and return the accompanying proxy (in paper form, electronically via the Internet or by telephone) but do not indicate any voting instructions, your shares will be voted as follows:

 .  Proposal 1 (Election of Directors) -- FOR all nominees
 . Proposal 2 (Amendment to Stock Option Plan) -- FOR proposed amendment . Proposal 3 (Shareholder Proposal) -- AGAINST proposal

If any other business properly comes before the shareholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

     Current Nominees. The three-year terms of the Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated Dr. John B. Elstrott, Avram J. Goldberg and Dr. Ralph Z. Sorenson for reelection as Class II directors. Dr. Elstrott, Mr. Goldberg, and Dr. Sorenson are currently serving as Class II directors. If they are reelected, they will continue to serve as Class II directors with terms to expire at the annual meeting of shareholders to be held in 2003.

     The Board of Directors recommends that you vote FOR the election of these three nominees.

     The following is biographical information about each of the nominees.

Dr. John B. Elstrott, 51, has served as a director of the Company since February 1995. Dr. Elstrott is the founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University's A.B. Freeman School of Business which was started in 1991. He has been on the faculty at Tulane since 1982.

Avram J. Goldberg, 70, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989.

Dr. Ralph Z. Sorenson, 66, has served as a director of the Company since December 1994. Dr. Sorenson is currently Professor Emeritus of business administration at the University of Colorado, Boulder and has served in various capacities at the University of Colorado since July 1992, including Dean of the College of Business and Graduate School of Business Administration. Dr. Sorenson serves as a director of the Polaroid Corporation, Houghton Mifflin Company, Eaton Vance Inc. and Exabyte Corporation.

     Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

     In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting.

     Continuing Directors. The Company's Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class I directors expire at the annual meeting of shareholders to be held in 2002, the terms of the Class II directors expire at the annual meeting of shareholders to be held in 2003, and the terms of the Class III directors expire at the annual meeting of shareholders to be held in 2001. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming election of the nominees named above, and their ages, director class designation and current committee assignments.

Name                     Age    Director Class         Committees
----                     ---    --------------         ----------
John Mackey               46         III
David W. Dupree           46         III          Audit and Finance,
                                                  Nominating/Governance
Dr. John B. Elstrott      51          II          Audit and Finance (Chair),
                                                  Nominating/Governance
Avram J. Goldberg         70          II          Audit and Finance,
                                                  Compensation
Fred "Chico" Lager        45         III          Compensation (Chair),
                                                  Audit and Finance
Dr. Ralph Z. Sorenson..   66          II          Nominating/Governance (Chair),
                                                  Compensation

     Set forth below is biographical information about each of the Company's directors, except for Dr. Elstrott, Mr. Goldberg and Dr. Sorenson whose biographical information is included under "Current Nominees" above.

David W. Dupree, 46, has served as director of the Company since August 1996. Mr. Dupree is a Managing Partner and founder of The Halifax Group, a limited partnership founded to pursue small and mid cap investment opportunities. He was the Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, from 1992 to 1998. Mr. Dupree also serves as a director of Insight Health Services Corp.

Fred "Chico" Lager, 45, has served as a director of the Company since January 1996. Mr. Lager has been a Trustee of Fenimore Asset Management Trust, a mutual fund company, since 1997. Mr. Lager has been a self-employed consultant, working with a select number of emerging small businesses, since 1991.

John Mackey, 46, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980.

     Two board members, Linda A. Mason and Jirka Rysavy, resigned from their board positions as Class I directors on January 31, 2000 due to other business commitments. The Board of Directors intends to fill the vacancies created by these resignations during the current fiscal year.

     Committees and Meetings. The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table of continuing directors.

      . Audit and Finance. The Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit and Finance Committee also is

     . empowered to meet with the Company's accounting personnel to review accounting policies and reports.

     . Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's executive officers and regional presidents. The Compensation Committee also administers the Company's stock option plans and team member stock purchase plan.

     . Nominating/Governance Committee. The Nominating/Governance Committee recommends to the Board qualified nominees for election to the Board. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

     During fiscal 1999, the Board of Directors and the various committees held the following number of meetings: Board of Directors, seven; Audit and Finance Committee, 2; Compensation Committee, 1; and Nominating/Governance Committee, 1. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

                            Executive Compensation

Compensation of Directors

     Each non-employee director of the Company receives $3,000 for each Board of Directors meeting he or she attends and $500 for each telephone meeting called by the Company which is greater than one hour in length and in which a majority of directors participate. Each non-employee committee chair receives an annual retainer of $1,500. Each non-employee director receives $500 for each committee meeting attended. The Lead Director (Mr. Lager) receives an annual retainer of $5,000. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings. Mr. Mackey, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

     Under the Company's option plan for outside directors, each newly elected director is entitled to an option as of the date of his or her election to purchase 10,000 shares of the Company's common stock at an exercise equal to the
closing price of the Company's common stock on the date of grant.   Incumbent
directors are entitled to an option grant as of the date of the Company's annual meeting of shareholders to purchase 2,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the date of grant if the director attended at least two-thirds of the meetings of the Company's Board of Directors held in the preceding year.

Summary Compensation Table

     The following table sets forth information concerning compensation paid or accrued by the Company during the three-year period ended September 26, 1999 to or for the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company whose total compensation exceeded $100,000.

                                                          Company         All
Name and                          Annual Compensation      Stock         Other
Principal Position     Year      Salary(1)       Bonus    Options    Compensation(2)
------------------     ----      --------        -----    -------    ---------------
John Mackey            1999      $200,000      $ 50,000    9,000          $250
CEO                    1998       185,000        90,000    9,000           500
                       1997       170,000        93,000    9,000           500

Chris Hitt             1999      $180,000      $ 72,000    4,000          $250
President              1998       165,000        94,000        -           500
                       1997       150,000        68,900    3,600           500

Glenda Flanagan        1999      $165,000      $ 65,000    4,000          $250
CFO                    1998       150,000       125,000    4,000           500
                       1997       135,000       105,000    4,000           500

James Sud              1999      $165,000      $ 65,000    4,000          $250
COO                    1998       150,000       125,000    4,000           500
                       1997(3)     90,000        47,600   14,000            --

Walter Robb            1999      $175,000      $ 79,000    3,900          $250
Regional President     1998       155,000        86,000    4,000           500
                       1997       135,000        61,000    4,000           500

(1) The Company has a policy that limits the cash compensation paid in any one year to any officer to ten times the average full time salary of all Team Members. Amounts earned in excess of the salary limitation may be deferred to the next year, subject to certain restrictions.
(2) The amounts indicated reflect the Company's contributions on behalf of the persons indicated to the Whole Foods Market, Inc. Savings Plan and Trust. In 1997 and 1998, the Company's contribution was a maximum of $500 paid in shares of the Company's common stock. The Company's contribution for 1999 was $250 to be paid in cash or shares of the Company's common stock, yet to be determined.
(3) Mr. Sud's 1997 salary and bonus were prorated to reflect his May 1, 1997 employment date.


Option Plans

    The following table sets forth certain information with respect to the options granted during the fiscal year ended September 26, 1999 to each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation."

                       Option Grants in Fiscal Year 1999

                                      Percent of                                     Potential Realizable Value
                                     Total Options     Exercise or                     at Assumed Annual Rates
                       Number of      Granted to       Base Price                    of Stock Price Appreciation
                        Options      Employees in      in Dollars      Expiration          for Option Term(1)
Name                  Granted (2)     Fiscal Year     per Share (3)       Date            5%              10%
---------------       -----------     -----------     ------------     ----------      --------       --------
John Mackey             9,000             (4)            $31.875           3/29/06     $116,787       $272,163

Chris Hitt              4,000             (4)            $31.875           3/29/06     $ 51,905       $120,961

Glenda Flanagan         4,000             (4)            $31.875           3/29/06     $ 51,905       $120,961

James Sud               4,000             (4)            $31.875           3/29/06     $ 51,905       $120,961

Walter Robb             3,900             (4)            $31.875           3/29/06     $ 50,608       $117,937

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2) Options vest over a four year period from date of grant at the rate of 25% per year.
(3) Closing price of common stock at date of grant.
(4) Less than 1%.

     The following table sets forth certain information with respect to the options exercised by the executive officers named above during the year ended September 26, 1999 or held by such persons at September 26, 1999. The number of options held at September 26, 1999 includes options granted under the 1992 Option Plan for Team Members and under the 1987 Option and Incentive Plan (the "1987 Plan"). The 1987 Plan was terminated by the Company in 1992, except as to options previously granted.

                        Number of                                                    Value of Unexercised
                         Shares                       Unexercised Options           In-the-Money Options (2)
                        Acquired      Value          at September 26, 1999           at September 26, 1999
Name                  on Exercise   Realized(1)   Exercisable    Unexercisable    Exercisable     Unexercisable
---------------       -----------   -----------   -----------    -------------    -------------   -------------
John Mackey              20,000       $663,350       69,700           23,300        $1,495,459       $110,062

Chris Hitt                    0              0       34,181           14,255        $  439,459       $ 83,509

Glenda Flanagan           5,100       $160,238       60,950           12,050        $1,309,667       $ 65,294

James Sud                     0              0       15,900           14,900        $  214,438       $ 98,231

Walter Robb               2,670       $108,945       33,738           10,212        $  432,796       $ 52,748

(1) Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.
(2) The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate value of the shares of Common Stock subject thereto as of

    September 24, 1999 (the last trading day prior to the Company's fiscal year end on September 26, 1999).

Employment Agreements

     Since November 1991, the Company has entered into Retention Agreements with the executive officers of the Company or its subsidiaries that provide for certain benefits upon an involuntary termination of employment other than for cause after a "Triggering Event." A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company's assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


                     REPORT OF THE COMPENSATION COMMITTEE

     The Company's Compensation Committee is empowered to review and recommend to the full Board of Directors the annual compensation and compensation procedures for all executive officers and regional presidents of the Company. The Committee also administers the Company's stock option plans and team member stock purchase plan.

     Annual executive officer and regional president compensation consists of a base salary component and an incentive component. The Company's publicly stated policy is to limit cash compensation paid to any executive officer or regional president in any calendar year to ten times the average full-time salary of all team members. Amounts earned in excess of the salary cap may be deferred to the next year, subject to certain restrictions. All compensation decisions are subject to this policy. Subject to the foregoing, the Committee considers numerous factors including the Company's financial performance, the individual contribution of each executive officer and regional president, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation, because the price of the Company's common stock is subject to a variety of factors outside the Company's control.

     The base salary levels for the executive officers and regional presidents of the Company were increased between 0% and 16% in calendar 1999 over calendar 1998. The most significant determinants in these increases were (i) the level of revenues and net income achieved by the Company and by its operating regions and (ii) the growth of its operating regions and increased level of responsibilities of certain of the executive officers and regional presidents.

     All of the Company's executive officers and regional presidents participate in an incentive compensation plan. The incentive compensation plan for the Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer is based upon the increase in earnings per share of the Company. As the increase in earnings per share hurdle was not achieved, no incentive compensation was earned under this plan by the aforementioned executive officers
in fiscal year 1999.   The President, Chief Financial Officer and Chief
Operating Officer are eligible to receive a discretionary bonus of $15,000 of which each received the full amount during the fiscal year. The incentive compensation paid to the regional presidents was based upon the earnings, new store development and new store performance achieved by the specific geographic region of the Company that corresponds to the executive's area of responsibilities. Additionally, executive officers and regional presidents may receive special cash bonuses or option grants at the discretion of the Compensation Committee in connection with relocations from one region to another, or for successful completion of special projects. Fiscal 1999 incentive compensation paid, including amounts deferred from 1998, averaged approximately 29% of the total cash compensation received by the executive officers and regional presidents. The Company's incentive compensation plan for executive officers and regional presidents for fiscal year 2000 will be based in part on improvement in EVA (Economic Value Added). EVA is a measure of corporate performance which is the basis for decision-making and incentive compensation systems that the Company adopted and began to implement in 1999.

     The Company's executive officers and regional presidents also have received grants of options under the stock option plans of the Company. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers and regional presidents to those of the shareholders. The level of stock option grants to executive officers and regional presidents is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

     For calendar 1999, the Committee recommended an increase in the base salary of Mr. Mackey, chief executive officer of the Company, from $185,000 to $200,000. The increase was intended to recognize Mr. Mackey's contribution toward the (i) significant growth of the Company, (ii) increase in net income of the Company in fiscal 1998 over fiscal 1997 and (iii) relative position of the Company in the natural foods industry. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable sized companies. Mr. Mackey did not earn any incentive compensation for fiscal 1999. The amount shown as bonus compensation in the Summary Compensation Table reflects amounts bonus amounts paid in 1999 which were earned during the prior year but were in excess of the salary cap and thus deferred to calendar year 1999. During fiscal 1999, Mr. Mackey was awarded options to purchase 9,000 shares of common stock under the Company's incentive stock option plan.

Compensation Committee

Fred "Chico" Lager  (Chair)
Dr. Ralph Z. Sorenson
Avram Goldberg

                            STOCK PRICE PERFORMANCE

     The following graph compares the cumulative total return of the Company's Common Stock during the last five fiscal years with the Nasdaq Stock Market (U.S.) Index and the S & P Retail Food Chains Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company's Common Stock or the indices on September 27, 1994 and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

           WHOLE FOODS MARKET INC   NASDQ US INDEX    RETAIL (FOOD CHAINS)-500
Sep 94            $100                 $100                  $100
sep 95            $ 98                 $145                  $120
sep 96            $170                 $155                  $150
sep 97            $260                 $220                  $160
sep 98            $280                 $220                  $220
sep 99            $220                 $370                  $180

     PROPOSAL 2 - AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS

     The Company's shareholders are being asked to approve an amendment to the Team Member Plan that will increase the number of shares of Common Stock reserved for issuance under the Team Member Plan by an additional 800,000 shares from 5.3 million shares to 6.1 million shares. The amendment additionally asks for deletion of Section 19 of the Plan which provided a termination date for the Plan of December 31, 2001.

     The purpose of the Team Member Plan is to encourage an ownership attitude among team members, thus aligning their interests with those of the Company's shareholders. The Team Member Plan is a broad-based plan under which all 16,000+ team members are eligible to participate. The Company believes that granting options to a broad base of its team members has been an effective way of retaining the services of a large number of its team members who perform a variety of services for the Company. (Approximately 91% of the options granted under the Team Member Plan have been granted to Team Members who are not executive officers.)

     The purpose of the amendment is to ensure that the Company will have a sufficient reserve of Common Stock available under the Team Member Plan to continue to provide team members with an ongoing incentive to increase earnings and productivity, to acknowledge length of service by team members, and to recognize promotions of team members. As the Company's operations grow, the Company needs to have a sufficient reserve of shares to recruit and retain team members. The Company does not currently have a sufficient number of shares of Common Stock available under the Team Member Plan to satisfy the exercise of outstanding stock options under the Team Member Plan if the Board of Directors would grant additional options pursuant to its current equity incentive objectives for team members. Unless the shareholders approve the amendment, the Company will have to limit the number of additional options that could be granted under the Team Member Plan. This would be inconsistent with the Company's plan for expansion and culture of team member empowerment. The proposed deletion of the termination date of the Plan is consistent with the tax law changes which have been enacted since the inception date of the Plan.

     The Board of Directors approved the amendment on February 18, 2000, subject to shareholder approval at this meeting.

     The Compensation Committee of the Board of Directors (the "Committee") administers and interprets the Team Member Plan and is authorized to grant options to all eligible team members. The Team Member Plan currently states that the maximum number of shares of common stock approved for issuance under the Team Member Plan is 6.1 million shares, including the 800,000 share increase subject to shareholder approval as part of this proposal. Options to purchase more than an aggregate of 50,000 shares may not be granted to any one team member in any fiscal year. As of February 2, 2000, options to purchase an aggregate of 4,780,010 shares of common stock (net of options canceled) had been granted pursuant to the Team Member Plan, options to purchase 1,050,353 shares had been exercised, options to purchase 3,729,657 shares remained outstanding, and 519,990 shares remained available for future grant. As of February 2, 2000, the market value of all shares of common stock subject to outstanding options was approximately $172,720,416 (based upon the $46.31 closing sale price of the common stock as reported on the Nasdaq Stock Market on February 2, 2000.)

     The Committee designates the optionees or stock recipients, the number of shares subject to such award and the terms and conditions of each award.
Options granted under the Team Member Plan may either be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or nonqualified stock options (which do not meet the requirements of
Section 422). The purchase price under each incentive option must be 100% of the fair market value of the common stock of the Company on the date of award. The purchase price under each non-qualified option is generally the fair market of the common stock on the date of award; however, the Team Member Plan states that up to 10% of the non-qualified options outstanding from time to time may be granted at option prices determined by the Committee equal to 85% or more of the fair market value of the common stock at the date the option is granted. To date, no options have been issued below fair market value.

     The aggregate fair market value (determined at the time of the grant) of the shares of Common Stock underlying an incentive stock option granted under the Team Member Plan and all incentive stock option plans of the Company that any team member is first eligible to exercise in any calendar year cannot exceed $100,000. No option can be exercisable more than ten years after the date the option is granted. An incentive option may not be granted under the Team Member Plan to a team member who owns more than 10% of the outstanding common stock unless the purchase price is 110% of the fair market value of the common stock at the date of grant and the option is not exercisable more than five years after it is granted.

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated individuals and groups, the aggregate number of shares of Common Stock that have been granted under the Team Member Plan since the inception of the Plan through February 2, 2000, together with the weighted average exercise price payable per share and the range of exercise price for those granted options.

                                                                                        Weighted
                                                             Options Granted        Average Exercise          Range in
                                                                (Number of          Price of Granted      Exercise Price of
                      Name                                        Shares)               Options            Granted Options
---------------------------------------------------          ---------------        ----------------      -----------------
John Mackey
Chief Executive Officer....................................         58,000               $27.30             $13.50 - $69.75

Chris Hitt
  President................................................        109,300               $16.95             $ 8.75 - $31.88

Glenda Flanagan
  Chief Financial Officer..................................         43,000               $25.28             $13.50 - $69.75

James Sud
  Chief Operating Officer..................................         22,000               $32.48             $22.00 - $69.75

Walter Robb
  Regional President.......................................         43,950               $25.26             $13.50 - $69.75

All current executive officers as a group
(11 persons)...............................................        520,190               $24.12             $ 8.75 - $69.75

Percentage of options granted under the plan...............              9%

All employees, including current officers who are
not executive officers, as a group (4,837 persons).........      5,073,003               $37.05             $ 8.75 - $69.75

Percentage of options granted under the plan...............             91%

     For federal income tax purposes, all stock options that qualify under the rules of Section 422 of the Code will be entitled to incentive stock option treatment. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment at the maximum rate of 20%. If applicable, the employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain realized on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

     Provided certain conditions are met, options grants under the Team Member Plan to officers and directors of the Company will be exempt from the provisions of Section 16(b) of the Exchange Act for the grants of options. Section 16(b) provides for recovery by the Company of profits made by officers and directors on purchases and sales of Company common stock within six months of each other. Grants of options to purchase common stock under the Team Member Plan to officers and employee-directors are intended to be exempt from the operation of
Section 16(b).

     The Company anticipates that any compensation deemed paid by it in connection with the Team Member Plan will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid under the Team Member Plan will remain deductible by the Company without limitation under Code Section 162(m).

     Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

     The Board of Directors recommends a vote FOR approval of the amendment to the Team Member Plan.

                       PROPOSAL 3 - SHAREHOLDER PROPOSAL

     Mr. James McRitchie and Ms. Myra Young, having an office at 2461 Second Avenue, Sacramento, CA 95818, owner of at least $2,000 in market value of Whole Foods Market, Inc. shares, have proposed the adoption of the following resolution and have furnished the following statement in support of their proposal:

HIRE PROXY ADVISORY FIRM CHOSEN BY SHAREHOLDER VOTE

WHEREAS many shareowners lack the time and expertise to make the best voting decisions, yet prefer not to always follow management's recommendations because of management's possible conflicts of interest;

WHEREAS proxy advisory firms have established reputations for giving sound independent advice to many institutional investors on how to vote their shares;

WHEREAS shareowners have a common interest in obtaining sound independent advice, but often insufficient private interest to justify paying for it individually (the "free-rider" problem);

THEREFORE BE IT RESOLVED that Whole Foods Market shareowners request the Board of Directors to hire a proxy advisory firm for one year, to be chosen by shareowner vote. Shareowners request the Board to take all necessary steps to enact this resolution in time to hold the vote at next year's shareowner meeting, with the following features:

     To insulate the selection of the proxy advisory firm from influence by Company management, any proxy advisory firm could put itself on the ballot by paying an entry fee (for example, $1000) and declaring the price for its advisory service for the coming year. The price could be no more than $5000. (The entry fee would be refunded to each candidate receiving over 5% of votes cast.) The winning candidate would be paid its declared price by the Company, and expected to make voting recommendations freely available to all Company shareowners for the subsequent year. Fulfillment of that expectation would not be policed by Company management, but rather by loss of reputation and future business if performance is disappointing.

     The decision of whether to hire proxy advisory firms in later years would be left open, and could be decided by future shareowner votes.

Supporting Statement:

     This proposal will enhance management accountability to shareowners by making professionally researched advice available to all. It will effectively enfranchise individual investors for the first time, ensuring that a majority of shares can be voted independently of management's recommendations. The company-pay system will encourage greater competition among proxy advisory firms to serve shareowner interests, and the increased impact of their advice can be expected to improve the return on Whole Foods Market stock.

     Proxy advisory firms such as Proxy Monitor (http://www.proxymonitor.com), Institutional Shareholder Services (http://iss.cda.com), and Investor Responsibility Research Center (http://www.irrc.org) are frequently cited in the financial press. For example in "Venator Holders Are Urged To Support Dissident Slate" (Wall Street Journal 07/06/1999), "Investor Activists Await New Legal Test On Binding Votes" (Dow Jones Newswire 09/24/1999), and "ISS's Influence Grows In Proxy, Option Matters" (Wall Street Journal 11/10/1997).

     Articles discussing the company-pay system for proxy advice are on the Corporate Monitoring website (http://www.corpmon.com/publications.htm). These include "Collective Action for Dispersed Shareowners" (Corporate Governance International, September 1999) and "The Internet Will Drive Corporate Monitoring". Further developments in corporate governance that may follow from this company-pay system are presented in "The Corporate Monitoring Firm" (Corporate Governance: An International Review, January 1999) and "Corporate
Monitoring: New Shareholder Power Tool" (Financial Analysts Journal, September/October 1998).

Company's Opposition Statement:

     The Board of Directors recommends a vote AGAINST approval of the Shareholder Proposal. In the opinion of the Board of Directors:

1.   The Shareholder Proposal involves additional cost to the proxy process.
2. There is a significant volume of published research and other literature regarding the Company and issues of importance to the Company's shareholders (made even more accessible by the Internet), and a proxy advisory firm would offer little marginal benefit in communicating with shareholders.
3. The Board of Directors has already reduced management's influence in making recommendations to shareholders by having only one representative of management on the board and by having a Nominating/Governance Committee which is entirely independent of management.
4. The Company's experience has been that proxy advisory firms, particularly those acting for a small fee, can only spend a short period of time studying any particular company and tend to analyze proposals solely by comparing them to industry norms that may or may not be relevant to the Company.

     Therefore, the Board of Directors recommends a vote AGAINST Proposal 3 to hire a proxy advisory firm. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted AGAINST Proposal 3.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 2, 2000, unless otherwise noted, for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and
(iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.


                                            Shares Owned (1)
Name                                        Number    Percent
----                                       ------------------
T. Rowe Price Associates, Inc. (2)         1,996,700     7%
Putnam Investment Management (3)           1,672,426     6%
Wellington Management Co. (4)              1,642,600     6%
American Express Financial Advisors (5)    1,604,730     6%
David W. Dupree (6)                           11,051     *
Dr. John B. Elstrott (7)                      11,800     *
Glenda Flanagan (8)                           71,774     *
Avram J. Goldberg (9)                         20,600     *
Christopher Hitt (10)                         55,060     *
Fred "Chico" Lager (11)                       14,817     *
John P. Mackey (12)                          327,617     1%
Walter Robb (13)                              49,036     *
Dr. Ralph Z. Sorenson (14)                    15,000     *
James P. Sud (15)                             63,875     *
All directors and officers
  as a group (16 persons)                    776,652     3%
*Less than one percent

(1) Includes shares issuable upon exercise of stock options, which are vested or will be vested prior to April 2, 2000.
(2) Based on information provided as of September 30, 1999. The address of such shareholder is 100 East Pratt Street, Baltimore, MD 21202.
(3) Based on information provided as of December 31, 1999. The address of such shareholder is One Post Office Square, Boston, MA 02109.
(4) Based on information provided as of September 30, 1999. The address of such shareholder is 75 State Street, Boston, Massachusetts 02109.
(5) Based on information provided as of September 30, 1999. The address of such shareholder is IDS Tower 10, 80 South Eighth Street, 31st Floor, Minneapolis, MN 55440.
(6)  Includes options to purchase 5,082 shares of common stock.
(7)  Includes options to purchase 7,500 shares of common stock.
(8)  Includes options to purchase 65,750 shares of common stock.
(9)  Includes options to purchase 17,000 shares of common stock.
(10) Includes options to purchase 37,036 shares of common stock.
(11) Includes options to purchase 13,000 shares of common stock.
(12) Includes options to purchase 78,250 shares of common stock.
(13) Includes options to purchase 38,176 shares of common stock.
(14) Includes options to purchase 15,000 shares of common stock.
(15) Includes options to purchase 22,300 shares of common stock.


                Certain Relationships and Related Transactions

     John Mackey and Glenda Flanagan, executive officers of the Company, own approximately 13% in the aggregate of BookPeople, Inc. which leases facilities from the Company. The lease provides for an aggregate annual minimum rent of approximately $391,000 that was received in rental income by the Company in fiscal 1999.


            Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports except that the following individuals were late in reporting stock option grants on their Form 5 as indicated: Mr. Besancon, 3,000 shares; Mr. Cundiff, 4,000 shares; Mr. Dupree, 2,000 shares; Mr. Elstrott, 2,000 shares; Ms. Flanagan, 4,000 shares; Mr. Gallo, 4,000 shares; Mr. Goldberg, 2,000 shares; Mr. Hitt, 4,000 shares; Mr. Lager, 2,000 shares; Mr. Mackey, 9,000 shares; Ms. Mason, 2,000 shares; Mr. Nunez, 12,610 shares; Mr. Robb, 3,900 shares; Mr. Rodenberg, 3,500 shares; Mr. Sorenson, 2,000 shares; Mr. Sud, 4,000 shares; and Mr. Valkenaar, 4,000 shares. In addition, Mr. Mackey was late in reporting gifts of 600 shares of common stock made in November and December of 1998 and Mr. Robb was late in reporting a gift of 100 shares of common stock made in May of 1999.

                            SHAREHOLDERS' PROPOSALS

     Any proposals that shareholders of the Company desire to have presented at the 2001 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 15, 2000.

                            ADDITIONAL INFORMATION

     Proxy Solicitation. The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, or by telephone or facsimile transmission by officers, directors and regular employees of the Company. In conjunction with the upcoming meeting, the Company intends to hire a proxy solicitation firm at a standard industry compensation rate. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

     Internet and Telephone Voting. For shares that are beneficially owned and held in "street name" through a broker, shareholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services ("ADP"). Votes submitted electronically via the Internet or by telephone through this program must be received by 4:00 p.m., New York time, on March 24, 2000. The giving of such a proxy will not affect the right to vote in person, should the shareholder decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law. In accordance with applicable Texas corporate laws, registered record holders of shares (unlike holders who own shares in "street name") may not submit their proxy electronically via the Internet or by telephone.

     The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

                                     PROXY
                            WHOLE FOODS MARKET, INC.

  The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 27, 2000, at 10:00 a.m., local time, at the Regal Knickerbocker Hotel, 163 East Walton Place, Chicago, Illinois and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS
                   [_] FOR nominees listed below except as marked to the contrary below

                   [_] WITHHOLD AUTHORITY to vote for all nominees listed below

Dr. John B. Elstrott, Avram J. Goldberg, Dr. Ralph Z. Sorenson

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

--------------------------------------------------------------------------------

PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM
MEMBERS.

                [_] FOR          [_] AGAINST       [_] ABSTAIN

SHAREHOLDER PROPOSAL TO HIRE PROXY ADVISORY FIRM

                [_] FOR          [_] AGAINST       [_] ABSTAIN

  Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).


  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE STOCK OPTION PLAN AND AGAINST THE SHAREHOLDER PROPOSAL TO HIRE A PROXY ADVISORY FIRM.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifiies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                           DATED: _____________________________

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                               (Signature if held jointly)
                                           Please date the proxy and sign your
                                           name exactly as it appears hereon.
                                           Where there is more than one owner,
                                           each should sign. When signing as
                                           an attorney, administrator,
                                           executor, guardian or trustee,
                                           please add your title as such. If
                                           executed by a corporation, the
                                           proxy should be signed by a duly
                                           authorized officer. Please sign the
                                           proxy and return it promptly
                                           whether or not you expect to attend
                                           the meeting. You may nevertheless
                                           vote in person if you do attend.